Exhibit 23.1



Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Propectuses constituting part of the Registration Statements on Form S-8 (Nos. 33-17765-02 and 33-20387) and Form S-3 (Nos. 33-50710, 33-50708 and 33-51311) of Shawmut
National Corporation of our report dated January 19, 1994, except as to Note
2 as to which the date is July 28, 1994, relating to the combined consolidated financial statements of Shawmut National Corporation, which appears in the Current Report on Form 8-K of Shawmut National Corporation dated August 1, 1994.


(Price Waterhouse LLP)
Hartford, Connecticut
August 1, 1994

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